As filed with the Securities and Exchange Commission on June 30, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Oakley, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington	95-3194947
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Icon, Foothill Ranch, California	92610
(Address of Principal Executive Offices)	(Zip Code)

Oakley, Inc. 1995 Stock Incentive Plan
(Full Title of the Plan)

Richard Shields
Chief Financial Officer
Oakley, Inc.
One Icon
Foothill Ranch, California 92610
(Name and Address of Agent for Service)
(949) 951-0991
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Jeffrey H. Cohen, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
(213) 687-5000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Each Class of	Amount	Offering	Aggregate	Amount of
Securities To	To Be	Price Per	Offering	Registration
Be Registered	Registered (1)	Share	Price	Fee
Common Stock, par value $0.01 per share	3,500,000(2)	$15.95(3)	$55,825,000	$5,973.28

(1) This Registration Statement shall also cover any additional shares of common stock of the Registrant which may become issuable under the Oakley, Inc. 1995 Stock Incentive Plan, as amended by reason of any stock dividend, stock split, recapitalization or any other similar transaction, effected as required by the Oakley, Inc. 1995 Stock Incentive Plan, as amended.
(2) Consists of shares of common stock reserved for issuance upon exercise of options not yet granted, and awards of restricted stock not yet made, under the Oakley, Inc. 1995 Stock Incentive Plan, as amended.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sale prices per share of common stock of the Registrant on the New York Stock Exchange on June 23, 2006.

Explanatory Note
     This Registration Statement has been filed to register an additional 3,500,000 shares of common stock (“Common Stock”) issuable by Oakley, Inc. (the “Company”) pursuant to the Oakley, Inc. 1995 Stock Incentive Plan, as amended (the “Plan”).
     The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Company’s Registration Statement on Form S-8 previously filed on October 27, 1995 (Registration No. 33-98690) (the “Previous S-8”). Pursuant to General Instruction E to Form S-8, the contents of the Previous S-8 are incorporated herein by reference and this Registration Statement consists of only those items required by such instruction.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in this Part I have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act, but, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents of the Company filed with the Commission are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed on March 31, 2006;

(b)	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed on May 10, 2006;

(c)	The Company’s Current Reports on Form 8-K, dated January 5, 2006 (filed January 6, 2006); February 8, 2006 (filed February 9, 2006); March 10, 2006 (filed March 10, 2006, excluding Item 2.02 (Results of Operations and Financial Condition)); and June 9, 2006 (filed June 14, 2006) and

(d)	The description of the Company’s Common Stock included in its registration statement on Form 8-A, filed on July 7, 1995, and any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorizes Washington corporations to indemnify and advance expenses to directors, officers, employees or agents of the corporation under certain circumstances against liabilities and expenses incurred in proceedings involving such individual because of their being or having been a director, officer, employee or agent of the corporation. Section 23B.08.560 of the WBCA authorizes a corporation to agree to so indemnify and obligate itself to advance or reimburse expenses without regard to the limitations of Section 23B.08.510 through 23B.08.550 of the WBCA; provided, however, that no such indemnity shall be made for or on account of any (a) acts or omissions of the director, officer, employee or agent finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the director, officer, employee or agent finally adjudged to be in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions); or (c) any transaction with respect to which it was finally adjudged that such director, officer, employee or agent personally received a benefit in money, property, or services to which the director, officer, employee or agent was not legally entitled. Furthermore, Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving (i) acts or omissions of a director involving intentional misconduct or a knowing violation of law, (ii) conduct violating Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (iii) any transaction for which a director personally receives a benefit in money, property or services to which the director was not legally entitled.
     The Company’s Articles of Incorporation, as amended by Amendment No. 1 thereto (the “Articles”), and the Amended and Restated Bylaws, as amended by Amendment No.1 thereto (the “Bylaws”), provide that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Bylaws also provide that the Company may indemnify its employees and agents to the fullest extent permitted by applicable law. The Company’s Articles and Bylaws also require advances for expenses for such indemnified individuals who are parties to such a proceeding as provided by applicable law or by written agreement; which written agreement may allow any required determination as to the availability of indemnification to be made by any appropriate person or body consisting of a member or members of the Board of Directors, any other person or body appointed by the Board of Directors who is not a party to the particular claim, or independent legal counsel. The Company’s Articles provide that a director shall not be personally liable to the Company or to any of its shareholders for monetary damages for conduct as a director pursuant to Section 23B.08.320 of the WBCA, subject to the limitations of that Section. The Bylaws also provide that the Company may maintain, at its expense, insurance to protect itself and an indemnified director, officer, employee or agent against any liability, whether or not the Company would have the power to indemnify such director, officer, employee or agent against the same liability under Sections 23B.08.510 or 23B.08.520 of the WBCA.
     The Company has entered into separate indemnification agreements (the “Indemnification Agreements”) with each of its directors and executive officers (each an “Indemnified Party” and together the “Indemnified Parties”), pursuant to which the Company has agreed to maintain certain directors’ and officers’ liability insurance policies on the Indemnified Party covering claims arising from any act or omission of the Indemnified Party in his or her capacity as a director, officer, employee, agent, fiduciary, or consultant of the Company or from any such acts or omissions while serving in such capacity to another entity, provided the Indemnified Party is so serving at the request of the Company. However, such insurance coverage shall not apply when the claim or expense relates to or arises out of any (a) acts or omissions of the Indemnified Party finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the Indemnified Party finally adjudged to be in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions); or (c) any transaction with respect to which it was finally adjudged that such Indemnified Party personally received a benefit in money, property, or services to which the Indemnified Party was not legally entitled. Such insurance coverage shall also not be required if the majority of the Board of Directors of the Company determine that such insurance is not reasonably available, the premium costs are disproportionate to the coverage amount or the coverage has limitations such that the coverage provides an insufficient benefit. The Indemnification Agreements also include an obligation of the Company to advance to the Indemnified Party any expenses related to proceedings involving such claims.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
5.1*	Opinion of Preston Gates & Ellis LLP

23.1*	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foothill Ranch, State of California, on June 30, 2006.

OAKLEY, INC.

By:	/s/ D. Scott Olivet D. Scott Olivet
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Scott Olivet and Richard Shields, and each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, for the offering which this registration statement relates) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ D. Scott Olivet	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2006
D. Scott Olivet

/s/ Richard Shields	Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2006
Richard Shields

Chairman of the Board of Directors

Jim Jannard

	Chief Operating Officer and Director	June 30, 2006
/s/ Link Newcomb
Link Newcomb

	Director	June 30, 2006
/s/ Tom Davin
Tom Davin

Signature	Title	Date
	Director	June 30, 2006
/s/ Mary George
Mary George

Director

Colombe Nicholas

	Director	June 30, 2006
/s/ Michael Puntoriero
Michael Puntoriero

	Director	June 30, 2006
/s/ Greg Trojan Greg Trojan

	Director	June 30, 2006
/s/ Frits van Paasschen
Frits van Paasschen

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Preston Gates & Ellis LLP

23.1*	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.